Exhibit 5.1

August 12, 2014

MassRoots, Inc.

6525 Gunpark Drive, Ste. 370 #150

Boulder, CO 80301

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to MassRoots, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the resale by selling security holders of up to 50,400,000 shares (the “Shares”) of the Company’s common stock, par value $0.001, which consists of 38,909,000 shares of the Company’s common stock issued and outstanding, 2,691,000 shares of the Company’s common stock underlying the outstanding Debentures (as defined below), and 8,800,000 shares of the Company’s common stock underlying the outstanding Warrants (as defined below).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined (i) the Registration Statement and the exhibits thereto, (ii) the Company’s Amended and Restated Certificate of Incorporation, (iii) the Bylaws of the Company, (iv) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares, convertible debentures convertible into Shares (the “Debentures”), and warrants exercisable into Shares (the “Warrants”), and (v) certificates of officers of the Company and of public officials and other such records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, we are of the opinion that the Shares held by the selling security holders as of the date hereof and covered by the Registration Statement are, and the Shares which are to be duly issued upon due conversion or exercise of the Debentures or Warrants will be, when issued upon such conversion or exercise and payment of the exercise price, if any, validly issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than the General Corporation Law of the State of Delaware and the Federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the prospectus included in the Registration Statement under the heading “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP